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                                                               EXHIBIT 4d



                            [HERMAN MILLER LOGO]





                           Dividend Reinvestment Plan
                              for Shareholders
                             of Herman Miller, Inc.









                              Administered by

                             First Chicago Trust
                             Company of New York


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To Our Shareholders:

We are pleased to offer you the opportunity to reinvest your Herman Miller dividends and to invest voluntary cash payments, in additional shares of Herman Miller common stock.

Our plan provides a convenient and economical way to increase your investment in Herman Miller. Participation in the plan is entirely voluntary and you may join or withdraw at any time.

Please read the complete description of the plan contained in this brochure to determine whether the plan meets your investment needs. If you decide to participate, simply complete, sign, and return the enclosed authorization card to First Chicago Trust Company, the administrators of the plan.


Michael A. Volkema
President and Chief Executive Officer


DIVIDEND REIMBURSEMENT PLAN

The Dividend Reimbursement Plan offers you, as a shareholder of Herman Miller, an opportunity to buy additional shares of Herman Miller common stock automatically with your common stock cash dividends. In addition, the Plan permits you to buy still more shares with voluntary cash payments. The Plan is administered by First Chicago Trust Company of New York.

ELIGIBILITY

Any registered shareholder of Herman Miller may participate.

HOW THE PLAN WORKS

To join the Plan you need only complete, sign, and mail the card enclosed with this notice. Be sure to sign exactly as your name appears on the card. (All joint owners must sign.)

The card authorizes First Chicago, as your agent, to receive your cash dividends automatically and to use them, together with any voluntary cash payments you may choose to make, for the purchase of shares of Herman Miller common stock.

You will receive a statement each time shares are purchased for you, showing the total shares credited to your account under the Plan, the dividend and/or the amount of any cash payment invested, the number of shares purchased, and the price per share for that period.

As the number of shares you hold grows, dividends paid on the increased number of shares are automatically reinvested, as long as you continue in the Plan.


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YOU MAY, AT ANY TIME, ELECT TO RECEIVE DIVIDENDS IN CASH UPON WRITTEN NOTICE TO
FIRST CHICAGO. UNLESS YOU INSTRUCT OTHERWISE, FIRST CHICAGO WILL RETAIN CUSTODY OF ALL SHARES CREDITED TO YOUR PLAN ACCOUNT. TO BE EFFECTIVE FOR A GIVEN DIVIDEND PAYMENT, YOUR NOTICE MUST BE RECEIVED BY FIRST CHICAGO BEFORE THE RECORD DATE FOR THAT PAYMENT.

VOLUNTARY CASH PAYMENTS

As a participant, you may make a voluntary cash payment when joining the Plan by enclosing it with the card. Thereafter, voluntary cash payments should be accompanied by the form provided with your statement of account. These payments should be made by check or money order payable to "First Chicago--Herman Miller." Voluntary cash payments to the plan must be at least $25 and there is a $60,000 maximum limit per calendar year.


Voluntary investments may also be made through automatic monthly deductions from your checking or savings account with a $1.00 transaction fee subtracted from the amount drawn from your bank account prior to each investment. The minimum monthly deduction is $25. The combined amount of automatic monthly deductions and voluntary cash investments cannot exceed $60,000 per calendar year. Only participants with accounts at U.S. banks and financial institutions may authorize automatic monthly deductions. Once automatic monthly deductions are initiated, funds will be drawn from your account three business days prior to each investment date.

Your voluntary cash payments will be invested beginning on or about the 15th day of each month following receipt by First Chicago and dividends ordinarily paid on the 15th day of January, April, July, and October will be concurrently invested.

No interest will be paid on funds held by First Chicago pending investment.

You can obtain a refund of any voluntary cash payment sent to First Chicago if a written request for such a refund is received by First Chicago not less than 48 hours before the next scheduled investment.

It is entirely up to you whether you wish to buy additional shares of common stock with voluntary cash payments. If you do purchase additional shares, you do not have to send in the same amount each time.

WHEN THE PLAN STARTS

You can sign up for the Plan at any time. If your signed card is received by First Chicago before the record date for a dividend payment, the Plan will go into effect for you with that payment.


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COST OF THE PLAN TO YOU

There are no brokerage commissions, fees, or service charges connected with the purchase of shares with reinvested dividends under the Plan. These costs are paid by Herman Miller on your behalf.

For each voluntary cash investment and automatic monthly deduction invested, you pay your proportionate share of brokerage commissions on the shares purchased, plus a service charge equal to 5 percent of the amount invested (with a $3.00 maximum on the service charge). An additional $1.00 transaction fee will be subtracted from the amount of any automatic monthly deduction. These charges will be deducted prior to investment.

If you sell shares held in your Plan account, you pay any brokerage commissions, a service fee, and any other costs of sale.

INCOME TAX INFORMATION

Even though your dividends will be reinvested, they are subject to income taxes as if they were paid to you in cash. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by Herman Miller on your behalf is to be treated as dividend income to you. The service has further ruled that the amount paid for brokerage commission is includable in your cost basis of shares purchased. An information return will be sent to you and the IRS at year end, which will show the amount paid on your behalf.

FRACTIONAL SALES

When you are a participant in the Plan, the entire amount of your dividend and any voluntary cash payment is invested. If the total amount is not equal to an exact number of full shares, the proper fraction of a share is credited to your account along with the full shares. A fractional share participates proportionately in all subsequent dividends.

ISSUANCE OF STOCK CERTIFICATES

Shares bought under the Plan will be held for you by First Chicago without charge. Stock certificates for full shares, credited to your account, will be delivered to you upon written request.

DEPOSIT OF STOCK CERTIFICATES

For safekeeping purposes, you may deposit with First Chicago any Herman Miller common stock certificates now or hereafter registered in your name for credit under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. There is no charge for this custodial service, and by making the deposit, you will be relieved of the responsibility for loss, theft, or destruction of the certificates.


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If you wish to deposit your common stock certificates, you must mail them along with a written request for deposit to First of Chicago. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, First Chicago will provide mail insurance free of charge to you. To be eligible for certificate mailing insurance, certificates must be mailed in brown, preaddressed return envelopes supplied by First Chicago, which can be obtained by contacting them as noted in this brochure. Certificates mailed in this manner will be insured for up to $25,000, current market value, provided they are mailed first class. First Chicago will promptly send you a statement confirming each deposit of your common stock certificates. First Chicago must be notified of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit such a claim, you must be a participant in the Plan or a current record holder of common stock. In the latter case, you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and the coverage is available only when the certificate(s) are sent in accordance with the guidelines described above.


Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the certificates are mailed until such time as a replacement can be effected.

If you choose not to use the brown preaddressed envelope provided by First Chicago, certificates should be mailed to the address listed below and insured for possible mail loss for 2 percent of the market value, with a minimum of $20.00; this amount represents the replacement cost that will be charged to you if your certificates are lost.

VOTING

You can vote full shares acquired under the Plan whether the shares are held by First Chicago or by you. Fractional shares will not be voted.

SALE OF PLAN SHARES

You may at any time, including upon withdrawal from the Plan, request the sale of all or any full shares held by First Chicago in your Plan account. Any such request may be made either by writing to First Chicago or calling 1 800 446 2617. First Chicago will make every effort to process all sales orders on the day the orders are received, provided that instructions are received before 1:00 p.m. Eastern Time on a business day during which First Chicago and the relevant securities market are open. The proceeds from such sale, less any brokerage commissions, a service fee, and any other costs of sales, will be remitted to you. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after First Chicago receives such sale request.


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TO DISCONTINUE

You may terminate your participation in the Plan at any time either by writing to First Chicago or calling First Chicago at 1 800 446 2617. Terminations made after the record date for a dividend may not be effective as to that stock purchase.

Upon discontinuing, unless you instruct First Chicago otherwise, you will receive a stock certificate for the number of full shares credited to your Plan account and a check for the fraction of a share, valued at the then current market price of the stock less any brokerage commission, any service fee, and any other cost of sale. If you prefer, First Chicago will sell all or part of the shares that are held for you under the Plan, and send you a check for the proceeds less any applicable brokerage commissions, a service fee, and any other costs of sale.

CORRESPONDENCE

Any notices, questions, or other communications regarding the Plan should be addressed to:

First Chicago Trust Company of New York
Dividend Reinvestment Plan
PO Box 2598
Jersey City, NJ  07303-2598

Be sure to include a reference to Herman Miller, Inc.

Telephone

Shareholder customer service, including sale of shares:  1 800 446 2617.


Normal hours:  8:00 a.m. - 10:00 p.m., Eastern time each business day
               8:00 a.m. - 3:30 p.m., Eastern time, Saturdays


Customer Service Representatives are available:
     8:30 a.m. - 7:00 p.m., Eastern time, each business day

Foreign language translation service is available in over 140 foreign languages as part of our shareholder service to better support the needs of Herman Miller's worldwide shareholder base.

INTERNET:  Messages forwarded on the Internet will be responded to within one business day. The First Chicago Internet address is:
           HTTP://www.fctc.com:

E-MAIL:    First Chicago Trust's E-Mail address is: fctc@em.fcnbd.com

TDD:       1-201-222-4955 Telecommunications device for the hearing impaired


FOR COMPLETE DETAILS PLEASE READ THE TERMS AND CONDITIONS.


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TERMS AND CONDITIONS

1. First Chicago Trust Company of New York ("First Chicago"), acting as agent for each participant in the Dividend Reinvestment Plan, will apply all voluntary cash payments ($25 minimum, $60,000 maximum per calendar year) received from such participant, to the purchase of additional shares of Herman Miller, Inc. ("Herman Miller") common stock for such participant, and either:
     a. pay the participant any cash dividends payable on all of the shares of Herman Miller common stock now or hereafter registered in the name of the participant and on all of the shares of Herman Miller common stock held by First Chicago for the account of the participant, or

     b. apply all of any cash dividends payable to the participant to the purchase of additional full and fractional shares of Herman Miller common stock.

          Those purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms of price, delivery, etc., to which First Chicago may agree. Neither Herman Miller nr any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made. Any voluntary cash payment will be refunded if the participant's written request for a refund is received by First Chicago not less than 48 hours before the next succeeding investment.



2. Voluntary cash payments prior to the 15th day of any month will be be invested beginning on such day or the next succeeding business day. In the months in which the dividends are paid, voluntary cash payments and dividends will be invested concurrently on the dividend payment date (or the next business day if such date is not a business day). The price per share purchased for each participant's account shall be the average price of all shares purchased for that month. For purchasers with voluntary cash investments only, such average price shall include brokerage commissions and any other costs of purchase. First Chicago will hold the total shares purchased for all participants in its name or the name of its nominee and will have no responsibility for the value of such shares after their purchase.

3. First Chicago will make every effort to invest voluntary cash payments and any dividends it receives promptly on each investment date, and in no event later than 30 days from such date except where required under any applicable Federal securities laws or regulations.

          A service charge of 5 percent of any voluntary cash investment, up to a maximum charge of $3.00, will be deducted prior to the purchase of shares. In the case of automatic monthly deductions only, an additional $1.00 transaction fee will be subtracted from the amount withdrawn from the participant's bank account prior to each investment.



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4.        A statement describing cash dividends and/or voluntary cash payments received, the number of shares purchased, the price per share, and total shares accumulated under the Plan will be mailed to each participant by First Chicago as soon as practicable after completion of each investment for a participant's account.

5. Each participant may obtain, without charge, a certificate or certificates for all or part of the full shares credited to the participant's account at any time by making a request in writing or by telephone to First Chicago.

          Participants who wish to do so may deposit certificates registered in their names for credit as shares held under the Plan. There is no charge for such deposits.

          First Chicago provides insurance coverage on up to $25,000 current market value of certificates mailed by shareholders to First Chicago for safekeeping in the participant's account in certain instances as described above.

6. Participation in the Plan may be terminated by a participant at any time by written or telephone instructions to that effect to First Chicago. Such instructions will be processed as promptly as possible after receipt. If a notice to terminate is received by First Chicago on or after the record date for a dividend payment, First Chicago in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the terminating participant. If such dividend is reinvested, First Chicago may sell the shares purchased and remit the proceeds to the participant, less any brokerage commission, any service fee, and any other costs of the sale. First Chicago may terminate a participant's participation in the Plan upon mailing a notice to terminate to the participant at the participant's address as it appears on First Chicago's records. Upon termination (unless otherwise instructed by the participant), a participant will receive certificates for the full shares of common stock credited to the participant's account. Upon withdrawal of shares from the Plan (whether or not a participant has requested termination), a participant may instruct First Chicago to sell all or part of such shares. Such sale may, but need not, be made by purchase of the shares for the account of other participants and any such transaction shall be deemed to have been made at the then current market price less any brokerage commission, a service fee, and any other costs of sale. Fractional shares credited to a terminating account will be paid by check at the then current market price less any brokerage commission, any service fee, and any other costs of sale. All sale instructions received by First Chicago will be processed promptly thereafter (except where deferral is necessary under applicable federal or state laws or regulations).

7. A participant will have the sole right to vote full shares credited to the participant's account under the Plan on the record date for a vote. Proxies with respect to shares of common stock sent to a participant by First Chicago, as Transfer Agent, will include the number of full shares held for the participant under the Plan.,


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8.   Any stock dividends or split shares of common stock distributed on shares held by First Chicago for a participant will be credited to the participant's account. In the event that Herman Miller makes available to its shareholders rights to subscribe to additional shares, debentures, or other securities, the full shares held for a participant under the Plan will be added to other shares held by the participant in calculating the number of rights to be issued to such participant.

9. The fact that dividends are reinvested does not relieve participants of liability for income taxes that may be payable on such dividends. Dividends paid on the accumulated shares and the amount of brokerage commissions paid on behalf of a participant by Herman Miller, will be included in the Form 1099 DIV, a copy of which will be sent to the Internal Revenue Service and to each participant.

10. First Chicago shall not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability 1) arising out of failure to terminate an individual's participation in the Plan upon the participant's death prior to receipt of notice in writing of such death, and 2) with respect to the prices at which shares are purchased or sold for participant's accounts and the time such purchases or sales are made.

11. The terms and conditions of the Plan and its operation shall be governed by the laws of the State of New York.

12. The Tax Equity and Fiscal Responsibility Act 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, First Chicago is required to report to the IRS and to the participant any sales of stock by it on behalf of the participant.


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